EXHIBIT 99.1

Richard J. King May 16, 2002

Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

AMC Entertainment Inc. reports record

results for fourth quarter and FY2002

KANSAS CITY, Mo. - AMC Entertainment Inc., one of the world's leading theatrical exhibition companies, today reported revenues of $339 million for the fourth quarter of fiscal year 2002 and $1.34 billion for the year, ended March 28, 2002. Both the fourth-quarter revenues, up 17 percent from $290 million in the same period last year, and the fiscal-year revenues, up 10 percent from $1.21 billion in fiscal 2001, represent new Company records.

Adjusted EBITDA (as defined in the attached Financial Summary) for fiscal 2002 also set a new Company record at $161 million, up 20 percent from $133 million last year. Adjusted EBITDA for the fourth quarter stood at $38 million, an increase of 41 percent over $27 million in the year-ago quarter.

"In addition to our record results, fiscal 2002 was a year of many accomplishments for AMC, including three financing transactions that raised over $500 million and the negotiation of two acquisitions that totaled 689 screens," said Peter Brown, chairman and chief executive officer. "Our industry-leading theatre circuit, substantial financial resources and proven management team put us in a strong position to continue the successful execution of our strategic plan, further establishing AMC as a single preeminent theatre brand in the marketplace."

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The net loss for the fourth quarter was $9.6 million, or $18.4 million for common shares after preferred dividends, compared to a net loss of $63.6 million in the same quarter last year. The fourth quarter's net loss stood at 76 cents per common share, compared to a net loss of $2.71 per share in the year-ago quarter.

For the 2002 fiscal year, AMC reported a net loss of $11.5 million, or a net loss for common shares of $40.9 million ($1.73 per common share) after preferred dividends. That compares to a net loss of $105.9 million ($4.51 per common share) for fiscal 2001, after a charge for the cumulative effect of an accounting change.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 251 theatres with 3,558 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Investors will have the opportunity to listen to the quarterly earnings conference call and view the supporting slide presentation at 9 a.m. CDT on Thursday, May 16, 2002, through the website www.amctheatres.com. Listeners can also access the call by dialing (800) 307-8182. A replay of the call will be available on the website through Thursday, May 30.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company's ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws and unforeseen changes in operating requirements.

FINANCIAL SUMMARY FOLLOWS

AMC ENTERTAINMENT INC.

FINANCIAL SUMMARY

(In thousands, except per share data)
	Thirteen Weeks Ended		Fifty-two Weeks Ended
	March 28,	March 29,	March 28,	March 29,
	2002	2001	2002	2001
Statement of Operations Data:
Admissions	$231,077	$197,808	$901,566	$811,068
Concessions	90,581	79,091	359,042	334,224
Other theatre	7,612	4,897	39,130	26,052
Other	9,297	7,757	41,768	43,457
Total revenues	338,567	289,553	1,341,506	1,214,801
Film exhibition costs	120,471	101,474	487,577	432,351
Concession costs	11,807	8,023	45,756	46,455
Theatre operating expense	83,995	73,754	327,665	300,773
Rent	60,470	58,647	236,829	229,314
Other	10,962	9,964	45,264	42,610
General and administrative	12,439	10,510	37,798	32,499
Preopening expense	357	1,011	4,345	3,808
Theatre and other closure expense	300	10,342	2,124	24,169
Depreciation and amortization	25,872	26,500	99,742	105,260
Impairment of long-lived assets	4,668	64,963	4,668	68,776
Disposition of assets	5	1,131	(1,821)	(664)
Total costs and expenses	331,346	366,319	1,289,947	1,285,351
Operating income (loss)	7,221	(76,766)	51,559	(70,550)
Other expense (income)	-	-	3,754	(9,996)
Interest expense	17,060	18,930	60,760	77,000
Investment income	(1,244)	(1,530)	(2,087)	(1,728)
Loss before income taxes and cumulative effect of an accounting change	(8,595)	(94,166)	(10,868)	(135,826)
Income tax provision	1,000	(30,600)	600	(45,700)
Loss before cumulative effect of an accounting change	(9,595)	(63,566)	(11,468)	(90,126)
Cumulative effect of an accounting change, net of taxes	-	-	-	(15,760)
Net loss	$ (9,595)	$ (63,566)	$ (11,468)	$(105,886)
Preferred dividends	8,834	-	29,421	-
Net loss for common shares	$ (18,429)	$ (63,566)	$ (40,889)	$(105,886)
Loss per common share before cumulative effect of an accounting change:
Basic	$ (0.76)(1)	$ (2.71) (1)	$ (1.73) (1)	$ (3.84) (1)
Diluted	$ (0.76)(1)	$ (2.71) (1)	$ (1.73) (1)	$ (3.84) (1)
Net loss per common share:
Basic	$ (0.76)	$ (2.71)	$ (1.73)	$ (4.51)
Diluted	$ (0.76)	$ (2.71)	$ (1.73)	$ (4.51)
Average shares outstanding:
Basic	24,369	23,469	23,692	23,469
Diluted	24,369	23,469	23,692	23,469

Thirteen Weeks Ended		Fifty-two Weeks Ended
March 28,	March 29,	March 28,	March 29,
2002	2001	2002	2001
Other Financial Data:
Adjusted EBITDA(2)	$38,423	$ 27,181	$ 160,617	$ 133,416
Capital expenditures, net (3)	30,073	20,519	77,274	101,064
Other Data:
Screen additions	16	30	146	115
Screen acquisitions	68	-	68	-
Screen dispositions	24	66	86	250
Average screens	2,839	2,776	2,804	2,821
Attendance (in thousands)	40,459	36,267	158,884	151,171
Number of screens operated			2,899	2,771
Number of theatres operated			181	180
Screens per theatre circuit wide			16.0	15.4

	March 28, 2002	March 29, 2001
Balance Sheet Data:
Cash and equivalents	$ 219,432	$ 34,075
Corporate borrowings	596,540	694,172
Capital and financing lease obligations	57,056	56,684
Net debt(4)	434,164	716,781

(1)Fiscal 2002 includes a $4,668 impairment charge and $3,754 of one-time transaction expenses incurred in connection with the issuance of Preferred Stock which increased basic and diluted loss per common share before cumulative effect of an accounting change by $0.12 for the thirteen weeks ended March 28, 2002 and $0.28 for the fifty-two weeks ended March 28, 2002. Fiscal 2001 includes a $68,776 impairment charge offset by one-time other income of $7,379 related to the extinguishment of gift certificate liabilities which increased basic and diluted loss per common share before cumulative effect of an accounting change by $1.63 for the thirteen weeks ended March 29, 2001 and $1.54 for the fifty-two weeks ended March 29, 2001.

(2)Represents loss before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates and excludes one-time other income of $7,379 (in fiscal 2001) related to an accounting change and one-time other expense of $3,754 (in fiscal 2002) incurred in connection with the issuance of Preferred Stock. We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt. We believe that Adjusted EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

(3)Represents capital expenditures less proceeds from sale and leaseback transactions.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.